Exhibit 99.1

FOR IMMEDIATE RELEASE

SAFEWAY INC. ANNOUNCES

SECOND-QUARTER 2006 EARNINGS

Safeway reports strong sales increases and earnings growth

Raises guidance for the year

Contacts: Melissa Plaisance (925) 467-3136

Julie Hong (925) 467-3832

Pleasanton, CA – July 20, 2006

Results From Operations

Safeway Inc. today reported net income of $246.2 million ($0.55 per diluted share) for the second quarter ended June 17, 2006. This includes a $58.5 million ($0.13 per diluted share) reduction in income tax expense for interest earned on a previously announced federal income tax refund. Net income for the second quarter of 2005 was $134.0 million ($0.30 per diluted share).

Sales and Other Revenue

Total sales increased 6.4% to $9.4 billion in the second quarter of 2006 from $8.8 billion in the second quarter of 2005. Identical-stores sales increased 5.6% for the second quarter of 2006. Excluding fuel sales, identical-store sales increased 4.2%. Safeway estimates that the shift in Easter holiday sales (which occurred in the second quarter of 2006 compared to the first quarter of 2005) increased identical-store sales by approximately 1.0% in the second quarter of 2006.

“These improved results were driven by strong sales growth, a healthy expansion in non-fuel gross margin, and significant operating and administrative expense leverage,” said Steve Burd, Chairman, President and CEO. “We believe we are well positioned to deliver improved results for the year, and therefore are raising our earnings guidance for 2006.”

Gross Profit

Gross profit increased to $2.7 billion in the second quarter of 2006 from $2.5 billion in the second quarter of 2005. Gross profit margin decreased 8 basis points to 28.66% of sales in the second quarter of 2006 compared to 28.74% in the second quarter of 2005. Excluding the 50 basis-point decrease attributable to higher fuel sales (which have a lower gross margin), gross profit margin increased 42 basis points due largely to reduced shrink as well as procurement cost savings, partly offset by selected price investments.

Operating and Administrative Expense

Operating and administrative expense improved 72 basis points to 24.58% of sales in the second quarter of 2006 from 25.30% in the second quarter of 2005. This improvement is primarily due to increased sales and lower employee costs as a percentage of sales.

Interest Expense

Interest expense was $91.6 million in the second quarter of 2006, down from $94.5 million in the second quarter of 2005. Indebtedness was lower in the second quarter of 2006 compared to the second quarter of 2005, while average interest rates were higher.

Income Tax Expense

Income tax expense was $50.9 million, or 17.1% of pretax income, in the second quarter of 2006 compared to 38.1% in the second quarter of 2005. Income tax expense in the second quarter of 2006 was reduced by $58.5 million of accrued interest, net of income tax, on the federal income tax refund described below.

As previously announced, Safeway settled a federal income tax refund claim under which it expects to receive approximately $318 million in the third quarter of 2006. This refund consists of a tax refund of $259.2 million and interest earned on that refund of $58.5 million. The federal income tax refund of $259.2 million has been recorded in the second quarter of 2006 as an increase to additional paid-in capital.

24-Week Results

Net income for the first 24 weeks of 2006 was $389.1 million ($0.86 per diluted share) compared to $265.3 million ($0.59 per diluted share) in the first 24 weeks of 2005. The gross profit margin was 28.87% in 2006 compared to 28.98% in 2005. Operating and administrative expense was 25.04% of sales in 2006 compared to 25.55% of sales in 2005.

Stock Repurchase

During the quarter, Safeway purchased 5.84 million shares of its common stock at an average price of $23.88 per share, and a total cost of $139.7 million (including commissions). The remaining board authorization for stock repurchases is approximately $425 million.

Capital Expenditures

Safeway invested $741.3 million in capital expenditures in the first 24 weeks of 2006. The company opened 5 new Lifestyle stores and completed 80 Lifestyle remodels in the first half of 2006. For the year, the company expects to spend approximately $1.6 billion in capital expenditures, open approximately 20 new Lifestyle stores, and complete approximately 280 Lifestyle remodels.

Cash Flow

Net cash flow from operating activities was $742.5 million in the first 24 weeks of 2006 compared to $671.8 million in the first 24 weeks of 2005. This change was primarily because of higher net income.

Net cash flow used by investing activities, which consists principally of cash paid for property additions, was $725.8 million for the first 24 weeks of 2006 compared to $484.7 million in 2005. The company had higher purchases of land and buildings in the first quarter of 2006. In addition, a portion of the costs associated with the large number of Lifestyle projects completed late in the fourth quarter of 2005 were paid for in the first quarter of 2006.

Financing activities used cash flow of $274.6 million in the first 24 weeks of 2006 compared to $131.9 million in the first 24 weeks of 2005. This change was primarily because of the stock repurchase of $139.7 million in the second quarter of 2006.

Guidance

Safeway is increasing earnings guidance for 2006 to a range of $1.65 to $1.75 per diluted share (excluding the $0.13 per diluted share impact of the favorable tax settlement) from $1.55 to $1.65 per diluted share. The company now expects that compared to 2005, its 2006 non-fuel gross profit margin will be flat to improving by 10 basis points and that non-fuel operating and administrative expense as a percentage of sales will improve by 30 to 40 basis points. The company is also reconfirming free cash flow guidance in the range of $400 million to $600 million. The earnings and cash flow guidance includes any employee buyouts but excludes the impact of the favorable tax settlement. The company continues to expect non-fuel identical-store sales to grow approximately 3% for the year.

About Safeway

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,770 stores in the United States and Canada and had annual sales of $38.4 billion in 2005. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call

Safeway’s investor conference call discussing second-quarter results will be broadcast live over the Internet at www.safeway.com/investor_relations at 8:00 AM PDT July 20, 2006. Click on Webcast Events to access the live call. An on-demand webcast of the conference call will also be available for approximately one week following the live call.

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This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, estimates of diluted earnings per share, gross profit margins, operating and administrative expense, identical-store sales, capital expenditures, free cash flow, financial and operating results, Lifestyle stores, and the amount and timing of the receipt of federal income tax refunds and the interest thereon. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: general business and economic conditions in our operating regions, including consumer spending levels, currency valuations, population, employment and job growth in our markets; pricing pressures and competitive factors, which could include pricing strategies, store openings, remodels or acquisitions by our competitors; results of our programs to control or reduce costs, improve buying practices and control shrink; results of our programs to increase sales, including private-label sales; results of our programs to improve our perishables departments; results of our promotional programs; results of our programs to improve capital management; results of any on-going litigation in which we are involved or any litigation in which we may become involved; the ability to achieve satisfactory operating results at Dominick’s and our Texas stores; changes in the financial performance of our equity investments; labor costs, including severance payments, or labor disputes that may arise from time to time and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future; legislative, regulatory, tax or judicial developments; the cost and stability of fuel, energy and other power sources; unanticipated events or changes in real estate matters, including acquisitions, dispositions and impairments; adverse weather conditions; performance in new business ventures or other opportunities that we pursue; the capital investment in and financial results from our Lifestyle stores; the rate of return on our pension assets; and the availability and terms of financing. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per-share amounts)

(Unaudited)

	12 Weeks Ended		24 Weeks Ended
	June 17, 2006	June 18, 2005	June 17, 2006	June 18, 2005
Sales and other revenue	$9,367.1	$8,803.0	$18,261.7	$17,424.4
Cost of goods sold	(6,682.5)	(6,273.1)	(12,988.9)	(12,375.0)

Gross profit	2,684.6	2,529.9	5,272.8	5,049.4
Operating and administrative expense	(2,302.4)	(2,227.5)	(4,572.9)	(4,451.6)

Operating profit	382.2	302.4	699.9	597.8
Interest expense	(91.6)	(94.5)	(184.6)	(184.8)
Other income, net	6.5	8.5	14.2	16.2

Income before income taxes	297.1	216.4	529.5	429.2
Income tax expense	(50.9)	(82.4)	(140.4)	(163.9)

Net income	$246.2	$134.0	$389.1	$265.3

Basic earnings per share	$0.55	$0.30	$0.87	$0.59

Diluted earnings per share	$0.55	$0.30	$0.86	$0.59

Weighted average shares outstanding:
Basic	447.5	447.5	448.3	447.2

Diluted	449.4	450.1	450.2	449.2

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	June 17, 2006	Year-end 2005
ASSETS

Current assets:
Cash and equivalents	$115.9	$373.3
Receivables	375.4	350.6
Merchandise inventories	2,600.7	2,766.0
Income tax receivable	213.8	—
Other current assets	268.9	212.5

Total current assets	3,574.7	3,702.4

Total property, net	9,296.1	9,097.1

Goodwill	2,403.9	2,402.4
Other long-term assets	537.1	555.0

Total assets	$15,811.8	$15,756.9

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of notes and debentures	$60.7	$714.2
Current obligations under capital leases	42.0	39.1
Accounts payable	1,999.4	2,151.5
Other current liabilities	1,108.4	1,359.1

Total current liabilities	3,210.5	4,263.9

Long-term debt:
Notes and debentures	5,540.1	4,961.2
Obligations under capital leases	629.9	644.1

Total long-term debt	6,170.0	5,605.3

Other long-term liabilities	983.3	968.0

Total liabilities	10,363.8	10,837.2

Total stockholders’ equity	5,448.0	4,919.7

Total liabilities and stockholders’ equity	$15,811.8	$15,756.9

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	24 Weeks Ended
	June 17, 2006	June 18, 2005
OPERATING ACTIVITIES
Net cash flow from operating activities	$742.5	$671.8

INVESTING ACTIVITIES
Cash paid for property additions	(741.3)	(515.1)
Proceeds from sale of property	45.2	48.9
Other	(29.7)	(18.5)

Net cash flow used by investing activities	(725.8)	(484.7)

FINANCING ACTIVITIES
Payments on short-term borrowings, net	—	(10.9)
Additions to long-term borrowings	969.3	151.0
Payments on long-term borrowings	(1,072.2)	(280.0)
Net proceeds from exercise of stock options	12.3	8.5
Repurchase of common stock	(139.7)	—
Dividends paid	(45.0)	—
Other	0.7	(0.5)

Net cash flow used by financing activities	(274.6)	(131.9)

Effect of changes in exchange rates on cash	0.5	(4.9)

(Decrease) increase in cash and equivalents	(257.4)	50.3

CASH AND EQUIVALENTS
Beginning of period	373.3	266.8

End of period	$115.9	$317.1

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 1: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA

	12 Weeks Ended		24 Weeks Ended
	June 17, 2006	June 18, 2005	June 17, 2006	June 18, 2005
Cash capital expenditures	$327.8	$299.0	$741.3	$515.1
Stores opened	4	1	5	8
Stores closed	6	1	10	9
Lifestyle remodels completed	56	55	80	83
Lifestyle remodel grand openings	50	50	101	84
Stores at end of period	1,770	1,801
Square footage (in millions)	80.8	82.2

Fuel sales	$765.0	$629.2	$1,357.4	$1,121.1
Number of fuel stations at end of period	322	322

TABLE 2: RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

	(A+B-C) Rolling Four Quarters June 17, 2006	A Year Ended December 31, 2005	B 24 Weeks Ended June 17, 2006	C 24 Weeks Ended June 18, 2005
Net income	$684.9	$561.1	$389.1	$265.3
Add (subtract):
Income taxes	264.4	287.9	140.4	163.9
Interest expense	402.4	402.6	184.6	184.8
Depreciation	956.1	932.7	444.7	421.3
LIFO (income) expense	(0.2)	(0.2)	4.6	4.6
Stock option expense	55.2	59.7	23.8	28.3
Property impairment charges	89.0	78.9	25.3	15.2
Equity in earnings of unconsolidated affiliates, net	(15.7)	(15.8)	(6.9)	(7.0)

Adjusted EBITDA	$2,436.1	$2,306.9	$1,205.6	$1,076.4

Total debt at June 17, 2006	$6,272.7
Less cash and equivalents in excess of $75.0 at June 17, 2006	40.9

Adjusted Debt	$6,231.8

Adjusted EBITDA as a multiple of interest expense	6.05 x
Minimum Adjusted EBITDA as a multiple of interest expense under bank credit agreement	2.00 x

Adjusted Debt to Adjusted EBITDA	2.56 x
Maximum Adjusted Debt to Adjusted EBITDA under bank credit agreement	3.50 x

SAFEWAY INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

(Dollars in millions)

(Unaudited)

TABLE 3: RECONCILIATION OF NET CASH FLOW FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA

	(A+B-C) Rolling Four Quarters June 17, 2006	A Year Ended December 31, 2005	B 24 Weeks Ended June 17, 2006	C 24 Weeks Ended June 18, 2005
Net cash flow from operating activities	$1,951.7	$1,881.0	$742.5	$671.8
Add (subtract):
Income taxes	264.4	287.9	140.4	163.9
Interest expense	402.4	402.6	184.6	184.8
Deferred income taxes	215.9	215.9	—	—
Net pension expense	(98.0)	(115.6)	(35.9)	(53.5)
Accrued claims and other liabilities	(36.6)	(44.1)	(40.4)	(47.9)
(Loss) gain on property retirements and lease exit costs	(19.3)	(13.6)	5.6	11.3
Changes in working capital items	(257.3)	(310.9)	199.6	146.0
Other	12.9	3.7	9.2	—

Adjusted EBITDA	$2,436.1	$2,306.9	$1,205.6	$1,076.4

TABLE 4: RECONCILIATION OF GAAP CASH FLOW MEASURE TO FREE CASH FLOW

	24 Weeks		Forecasted Range Fiscal 2006*
	2006	2005
Net cash flow from operating activities	$742.5	$671.8	$2,010.0	$2,090.0
Net cash flow used by investing activities	(725.8)	(484.7)	(1,610.0)	(1,490.0)

Free cash flow	$16.7	$187.1	$400.0	$600.0

*Excludes $58.5 million of interest earned on the favorable income tax settlement.

TABLE 5: SAME-STORE SALES INCREASES

	Second Quarter 2006
	Comparable- Store Sales Increases	Identical- Store Sales Increases*
As reported	5.9%	5.6%
Excluding fuel sales	4.5%	4.2%

*Excludes replacement stores